Megola Inc. and MSE Enviro-Tech Corp. Sign Joint MOUI with Logistik Unicorp Inc. and CTT Group Inc.

To Establish Distribution of Hartindo AF21 for the Textile Market

CORUNNA, ONTARIO - November 26th, 2007 - Megola Inc. (Other OTC:MGOA.PK - News), in collaboration with MSE Enviro-Tech Corp. (Other OTC:MEVT.PK - News and Frankfurt:MEH.F - News), is pleased to announce that it has signed a Memorandum of Understanding and Intent (MOUI) with Logistik Unicorp Inc. and CTT Group Inc. to pursue the introduction of Hartindo AF21 into the textile market.

“The presence Logistik Unicorp Inc. has in the textile industry in North America will be a valuable asset as we prepare to introduce AF21 treated materials to market”, states Joel Gardner, CEO of Megola Inc.
Gardner continues, “Also, with the support of a company like CTT Group we are ensuring that the numerous textile related applications for Hartindo AF21 will be tested to the highest of industry standards and will be subject to unparalleled quality assurance and quality control measures.”

Mike Robinson, CEO of MSE Enviro-Tech Corp. adds, “we are excited about the opportunity to develop a relationship with the CTT Group and with Logistik because it provides us with access to a substantial number of potential customers in vertical markets that would normally take us a long time to develop on our own. The industry recognition and professionalism of both these companies reflects well on MSE and our Hartindo product offerings”.

Martin Filtreau, First Vice President of CTT Group adds, “In carrying out testing with the AF21 product we were quite impressed with its capabilities and potential within the textile industry. At CTT Group we take a keen interest in aiding in the development of products that may help to fill a gap in the market.”

MOUI Highlights:

LOGISTIK UNICORP INC. is interested in:
•
Exclusive use of the Hartindo AF21 Fire Inhibitor Product for textile applications for the purpose of use, application, and sales in Textile related industries in Canada, USA, and Mexico for an initial period of ten (10) years with an option for a further ten (10) years at their sole discretion.

•	Working with the CTT Group in all improvements and modifications of the Hartindo AF21 Fire Inhibitor Product.

CTT GROUP INC. is interested in:
•	Providing technical and testing support for Logistik Unicorp in all improvements and modifications of the Hartidno AF21 Fire Inhibitor Product

MEGOLA INC. and MSE ENVIRO-TECH CORP. are interested in:
•
Supplying Logistik Unicorp with the Hartindo AF21 Fire Inhibitor Product, on an exclusive basis for utilization in the regions and industries as described above, for the purpose of use, application and resale only.

All PARTIES agree that:
•	The CTT Group shall be responsible for the testing and technical support and shall provide any compulsory certificates of testing and analysis of AF21 required to satisfy all relative standards.
•	Megola Inc. shall provide any compulsory certificates to satisfy all necessary health, safety and environmental laws.
•	Megola and MSE Enviro-Tech shall provide AF21 at a reasonable wholesale marketable rate, to remain competitive, and ensure adequate supply of such in a timely manner to satisfy market demand.
•
Logistik shall provide its marketing and industry expertise to penetrate the textile market, on a timely basis, and provide all of the necessary demonstrations and professional expertise as and when required at its discretion, for distribution to such.

•
To aid in the analysis of continuing to invest time and money to obtain specific product certifications and to continue to invest in testing the applications of above products in the textile industry, it would be beneficial to the PARTIES, and important to any long term agreement, to agree on the purchase quantities and pricing of above products following successful testing/certifications.

•	To come to an agreement on pricing and volume commitments amenable to the PARTIES and to provide Logistik with exclusive use of above products for use as described above.

About Logistik Unicorp Inc.

Logistik Unicorp (https://www.logistikunicorp.com) provides comprehensive uniform programs for a diverse clientele of corporate and governmental organizations.

Logistik Unicorp delivers total management and innovative, integrated solutions to meet the clothing and equipment supply chain needs of their global customer base.

About CTT Group

The CTT Group (http://www.groupecttgroup.com) is a dynamic, multi-service organization dedicated to assuring the prosperity of textile, geosynthetic and para-textile companies by adding value to their business processes.

The Textiles Division of the CTT Group offers a complete range of services to customers in the field of Primary Textile, Textile Products and Clothing. The CTT Group’s ISO 9001:2000 and ISO 17025 certifications ensure that their growing network of customers receive an additional pledge of quality and professionalism.

Hartindo AF21 Testing Relevant to Textiles

A recent test was conducted in accordance with NFPA 701, Standard Methods of Fire Tests for Flame Propagation of Textiles and Films, at CTT Group facilities in Saint-Hyacinthe, Quebec. (http://biz.yahoo.com/iw/071119/0330613.html)

For more information on Hartindo products and Megola Inc. please visit www.megola.com.

For more information on MSE Enviro-Tech Corp. please visit www.mseenviro-tech.com .

Shareholders and investors are strongly cautioned against placing undue reliance on information set forth in these communications in making any investment decisions concerning our securities

The matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially. These risks are detailed from time to time in the company's periodic reports filed with the Securities and Exchange Commission including the company's Annual Report, Quarterly Reports and other periodic filings. These forward-looking statements speak only as of the date hereof. The company disclaims any intent or obligation to update these forward-looking statements.

Contact Information:

Megola Inc.
Daniel Gardner
1 888 558 6389
IRinfo@megola.com
http://www.megola.com

MSE Enviro-Tech Corp.
Michael S. Robinson
President & CEO
615.478.2322 (Cell)
615.373.0472 (Fax)
615.376.5601 (Office)
mrobinson@mseenviro-tech.com
http://www.mseenviro-tech.com